EXHIBIT 10.1

Info-Accent Sdn Bhd (886443-U)

1-5 Block A Jaya One, No. 72A Jalan Universiti,

 46200 Petaling Jaya, Selangor, Malaysia

  Tel: 03-79566985       Fax: 03-79569970

May 14, 2010

Chong Aik Fun

Dear Mr. Chong

EMPLOYMENT CONTRACT

This letter upon your execution and return will confirm the mutual agreement of Info-Accent Sdn Bhd ("IASB" or "the Company") to employ you as Chief Executive Officer upon the terms and subject to the conditions set forth in this letter.

1.     COMMENCEMENT DATE

        Your employment contract will commence on May 14, 2010.

2.     COMPENSATION

2.1   Base Salary.

IASB shall pay you a base salary of Ringgit Malaysia Seven Thousand Five Hundred (RM7,500.00) per month (the "Base Salary"). The amount of the Base Salary may be increased at any time and from time to time by the Board of Directors of IASB.

2.2   Benefits

In addition to your Base Salary, you shall be entitled to health insurance, annual leave and such other benefits as may be provided by the Company to all its employees.

Your annual leave entitlement shall be as follows:

         (a)   1st and 2nd year of employ

-    16  days per annum

(b)   3rd and 4th year

-    20

(c)   5th year onwards

-    24

3.    SCOPE OF DUTIES

You shall have such duties as may be assigned to you from time to time by IASB's Board of Directors. Such duties shall be exercised subject to the control and supervision of the Board of Directors of IASB. You shall report directly to the Board of Directors and shall be responsible for:

i.    Overseeing the day-to-day operations of the Company.

ii.

Actively engaging in business development and liaising with our strategic partners in the U.S., China and Malaysia.

iii.

Overseeing marketing, promotion, delivery and quality of the Company’s products and services.

iv.

Recommending yearly budget for Board approval and prudently manages organization's resources within those budget guidelines according to current laws and regulations.

v.

Effectively managing the human resources of the Company according to authorized personnel policies and procedures that fully conform to current laws and regulations.

vi.

Ensuring that the Company is in compliance with all required regulatory and licensing agencies, including Sarbanes-Oxley Act, and take immediate steps to remedy them;

vii.   Providing assistance to our U.S. holding company, Trevenex Resources Inc., and subsidiary, Trevenex Acquisitions, Inc. as may be directed by the Board of Directors from time to time; and

viii.

Perform all other relevant functions pertaining to the above as may be assigned from time to time.

4.     TRADE SECRETS AND NON-COMPETITION

4.1   Trade Secrets.

You shall not during the term of your employment and for five years after the termination of your employment, disclose to any person, firm or corporation any information concerning the business affairs, the trade secrets or the customer lists or similar information of IASB. Any technique, method, process or technology used by IASB shall be considered a "trade secret" for the purposes of this Agreement.

4.2   Covenant Not to Solicit and Compete.

For so long as you are an employee of IASB and for one year thereafter (the "Non-Compete Period"), the accounts and customers of IASB will not be solicited, directly or indirectly, by you, or by any individual or company with whom you are affiliated as partner, director, founder, officer, employee, consultant, contractor or other business relationship by which you would benefit as a result of any such solicitation. In addition you shall not during the Non-Compete Period, directly or indirectly, on his own behalf, or on behalf of any other party, engage in, or assist in any way, financially or otherwise, any competitor or any party that is engaged, or which proposes to engage, in the business of IASB.

5.     TERMINATION

Your services may be terminated at any time by mutual agreement of the parties. Either party may terminate this Agreement by giving two months prior written notice, or pay damages equivalent to two month's salary in lieu of notice.

This Agreement shall automatically terminate on the last day of the month in which you die or become permanently incapacitated. "Permanent incapacity" as used herein shall mean mental or physical incapacity, or both, reasonably determined by IASB's Board of Directors based upon a certification of such incapacity by, in the discretion of IASB's Board of Directors, a duly licensed physician agreed to by the Board of Directors, rendering you unable to perform substantially all of your duties hereunder and which appears reasonably certain to continue for at least three consecutive months without substantial improvement. You shall be deemed to have become "permanently incapacitated" on the date IASB's Board of Directors notifies you in writing that you are permanently incapacitated.

6.     MISCELLANEOUS

6.1

Non-Disparagement.

You shall not make, publish or republish disparaging or negative comments by any means concerning any employees, officers, directors and shareholders, including without limitation, IASB and its subsidiaries and/or affiliates.

You further agree that the agreement not to disparage applies to statements made anonymously or under pseudonyms or in the names of third parties.

6.2

Mergers and Acquisitions.

In case of any consolidation or merger of IASB  with or into another corporation (other than a consolidation or merger in which IASB is the continuing corporation), or in case of any sale or conveyance to another corporation of the property of IASB, as substantially as, an entirety (other than a sale/leaseback, mortgage or other financing transaction), or any change of name or other transfer of securities of IASB resulting in a change of control (voting, management, board or otherwise) of IASB, the terms and provisions of this Agreement shall remain effective on IASB, or its legal successors, subsidiaries and affiliates.

6.3

Transfers; Secondment.

The Company reserves the right to transfer or second you to any of its local or overseas branches, subsidiaries, associates, affiliates or holding company during the course of your employ with IASB.  You will not be entitled to any relocation expenses or allowance if your relocation is within Petaling Jaya or Kuala Lumpur.

6.4

Modification.

This Agreement may be modified, amended, superseded, or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by both parties.

6.5

Waiver.

The waiver by either party, express or implied, of any right under this Agreement or any failure to perform under this Agreement by the other party, shall not constitute or be deemed as a waiver of any other right under this Agreement or of any other failure to perform under this Agreement by the other party, whether of a similar or dissimilar nature.

6.6

Survival.

Any provision of this Agreement which imposes an obligation after termination of this Agreement, including Clause 6.1, shall survive the termination or expiration of this Agreement and be binding on both parties for a minimum period of five (5) years from date of termination of this Agreement.

6.7   Assignment

This Agreement shall not be assigned or transferred by you without the prior written consent of IASB. This Agreement shall be binding upon and inure to the benefit of all of the parties hereto and their respective permitted heirs, personal representatives, legal successors and assigns.

6.8    Right of Set-Off.

Upon termination of this Agreement, IASB shall have the right to set-off against the amounts due to you hereunder the amount of any outstanding loan or advance from IASB to you.

If this letter is acceptable to you, please evidence such approval by causing the enclosed copy of this letter to be signed, dated and returned to the undersigned.

Yours sincerely

INFO-ACCENT SDN BHD

/s/  Valerie Looi

Valerie Looi

Director

AGREED TO AND ACCEPTED THIS 14th DAY OF MAY, 2010

/s/  Chong Aik Fun

Name:  Chong Aik Fun

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